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                                                                   Exhibit 10.33


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                           MAXWELL TECHNOLOGIES, INC.
                    MAXWELL ELECTRONIC COMPONENTS GROUP, INC.
                               I-BUS/PHOENIX, INC.
                          PUREPULSE TECHNOLOGIES, INC.
                   MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC.
                              MML ACQUISITION CORP.


                           LOAN AND SECURITY AGREEMENT
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         This LOAN AND SECURITY AGREEMENT is entered into as of February 26,
2001, by and between COMERICA BANK-CALIFORNIA ("Bank") and MAXWELL TECHNOLOGIES, INC., MAXWELL ELECTRONIC COMPONENTS GROUP, INC., I-BUS/PHOENIX, INC., PUREPULSE TECHNOLOGIES, INC., MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC., MML ACQUISITION CORP. (individually, a "Borrower" and collectively, the "Borrowers").

                                    RECITALS

         Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

                                    AGREEMENT

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                           "Accounts" means all presently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Borrower and such Borrower's Books relating to any of the foregoing.

                           "Advance" or "Advances" means a cash advance or cash
advances under the Revolving Facility.

                           "Affiliate" means, with respect to any Person,
without duplication, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                           "Bank Expenses" means all: reasonable costs or
expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

                           "Bridge Advance" has the meaning set forth in Section
2.1(e).

                           "Bridge Loan" means a credit extension of up to
Fifteen Million Dollars ($15,000,000).

                           "Bridge Maturity Date" means the earliest of (i) the
sale of all or substantially all the assets of the Systems Division or (ii) June 15, 2001.

                           "Borrowers' Books" means all of each Borrower's books
and records including: ledgers; records concerning each Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                           "Borrowing Base" means an amount equal to eighty
percent (80%) of Eligible Accounts, PLUS, through December 31, 2001, twenty percent (20%) of Eligible Inventory, not to exceed Two Million Dollars ($2,000,000), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which banks in the State of California are authorized or required to close.

                           "Closing Date" means the date of this Agreement.

                           "Code" means the California Uniform Commercial Code.

                           "Collateral" means the property described on EXHIBIT
A attached hereto.

                           "Committed Revolving Line" means a credit extension
of up to Fifteen Million Dollars ($15,000,000).

                           "Contingent Obligation" means, as applied to any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                           "Copyrights" means any and all copyright rights,
copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

                           "Credit Extension" means each Advance, Letter of
Credit, or any other extension of credit by Bank for the benefit of Borrowers hereunder.

                           "Current Assets" means, as of any applicable date,
all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrowers and their Subsidiaries as at such date.

                           "Current Liabilities" means, as of any applicable
date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and their Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrowers or any Subsidiary to a date more than one year from the date of determination.

                           "Daily Balance" means the amount of the Obligations
owed at the end of a given day.

                           "Eligible Accounts" means those Accounts that arise
in the ordinary course of Borrowers' business that comply with all of Borrowers' representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank as a consequence of any Collateral audits done pursuant to Section 6.3 in Bank's reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:


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                           (a) Accounts that the account debtor has failed to
pay within ninety (90) days of invoice date;

                           (b) Accounts with respect to an account debtor,
twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

                           (c) Accounts with respect to which the account debtor
is an officer, employee, or agent of any Borrower;

                           (d) Accounts with respect to which goods are placed
on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                           (e) Accounts with respect to which the account debtor
is a Borrower or an Affiliate of any Borrower;

                           (f) Accounts with respect to which the account debtor
does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

                           (g) Accounts with respect to which the account debtor
is the United States or any department, agency, or instrumentality of the United States;

                           (h) Accounts with respect to which any Borrower is
liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

                           (i) Accounts with respect to an account debtor,
including subsidiaries and Affiliates thereof, whose total obligations to any Borrower exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

                           (j) Accounts with respect to which the account debtor
disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                           (k) Accounts the collection of which Bank reasonably
determines to be doubtful.

                           "Eligible Foreign Accounts" means Accounts with
respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

                           "Eligible Inventory" means Borrowers' raw materials
and finished goods, only.

                           "Equipment" means all present and future machinery,
equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrowers have any ownership interest.

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the regulations thereunder.

                           "Event of Default" has the meaning assigned in
Article 8.

                           "Foreign Subsidiary" means any Subsidiary whose
principal place of business is located outside the United States or whose assets and business are located outside the United States.


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                           "GAAP" means generally accepted accounting principles
as in effect from time to time.

                           "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, but excluding trade accounts payable and accrued expenses arising in the ordinary course of business, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, to the extent such obligations would be required to be included in a balance sheet prepared in accordance with GAAP, and (d) all Contingent Obligations.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                           "Intellectual Property Collateral" means all of
Borrowers' right, title, and interest in and to the following:

                           (a) Copyrights, Trademarks and Patents;

                           (b) Any and all trade secrets, and any and all
intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

                           (c) Any and all design rights which may be available
to Borrowers now or hereafter existing, created, acquired or held;

                           (d) Any and all claims for damages by way of past,
present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                           (e) All licenses or other rights to use any of the
Copyrights, Patents or Trademarks of the Borrowers, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

                           (f) All amendments, renewals and extensions of any of
the Copyrights, Trademarks or Patents; and (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

                           "Interest Period" means for each LIBOR Rate
Extension, a period of approximately one (1), two (2) or three (3) months as Parent may elect, PROVIDED that the last day of an Interest Period for a LIBOR Rate Extension shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, PROVIDED, FURTHER, such period shall expire not later than the Revolving Maturity Date.

                           "Inventory" means all present and future inventory in
which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower's Books relating to any of the foregoing.

                           "Investment" means any beneficial ownership of
(including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "LIBOR Base Rate" means, for any Interest Period for
a LIBOR Rate Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

                           "LIBOR Rate" shall mean, for any Interest Period for
a LIBOR Rate Extension, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

                           "LIBOR Rate Advances" means any Advances or a portion
thereof, on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

                           "LIBOR Rate Extensions" means any LIBOR Rate Advances
or any portion thereof bearing interest at a rate based on the LIBOR Rate.

                           "Lien" means any mortgage, lien, deed of trust,
charge, pledge, security interest or other encumbrance.

                           "Loan Documents" means, collectively, this Agreement,
any note or notes executed by Borrowers, and any other agreement entered into between Borrowers and Bank in connection with this Agreement, all as amended or extended from time to time.

                           "Material Adverse Effect" means a material adverse
effect on (i) the business operations or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole and (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents.

                           "Negotiable Collateral" means all of each Borrower's
present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrowers' Books relating to any of the foregoing.

                           "Obligations" means all debt, principal, interest,
Bank Expenses and other amounts owed to Bank by Borrowers pursuant to the Loan Documents or any other agreement arising under or related to the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

                           "Parent" means Maxwell Technologies, Inc.

                           "Patents" means all patents, patent applications and
like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same. "Periodic Payments" means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

                           "Permitted Indebtedness" means:

                           (a) Indebtedness of Borrowers in favor of Bank
arising under this Agreement or any other Loan Document;

                           (b) Indebtedness existing on the Closing Date and
disclosed in the Schedule;

                           (c) Indebtedness secured by a lien described in
clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the cost of the equipment financed with such Indebtedness;

                           (d) Subordinated Debt;

                           (e) Indebtedness between or among Borrowers;

                           (f) The deferred purchase price of property or
services in the ordinary course of business;

                           (g) Indebtedness incurred by Foreign Subsidiaries,
not to exceed Five Million Dollars ($5,000,000) (U.S.) in the aggregate outstanding at any time, and related Borrower guarantees thereof;

                           (h) Borrower credit extensions to Foreign
Subsidiaries, not to exceed Two Million Dollars ($2,000,000) (U.S.);

                           (i) Contingent Obligations in the ordinary course of
business; and

                           (j) Up to Two Million Dollars ($2,000,000) (U.S.) of
other Indebtedness not otherwise permitted under subdivisions (a) - (i) of the definition of Permitted Indebtedness.

                           "Permitted Investment" means:

                           (a) Investments existing on the Closing Date
disclosed in the Schedule;

                           (b) (i) marketable direct obligations issued or
unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, (iv) Bank's money market accounts and (v) any other financial instrument agreed to by Bank in writing;


                           (c) Investments between or among Borrowers;

                           (d) Investments in Foreign Subsidiaries, not to
exceed Two Million Dollars ($2,000,000) (U.S.);

                           (e) Travel and expense advances to employees and
compensatory bonuses to employees in the form of forgivable loans;

                           (f) Loans to employees under Parent's Management
Equity Ownership Program and other compensatory stock programs;

                           (g) Investments made using Borrower's equity provided
that Borrowers meet all covenants contained herein as determined on a proforma basis after the Investment;

                           (h) Discharge of existing obligation to former
shareholders of Gateworks Corporation; and

                           (i) Up to Two Million Dollars ($2,000,000) (U.S.) of
other Investments not otherwise permitted under subdivisions (a) - (h) of the definition of Permitted Investment.

                           "Permitted Liens" means the following:

                           (a) Any Liens existing on the Closing Date and
disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

                           (b) Liens for taxes, fees, assessments or other
governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                           (c) Liens (i) upon or in any equipment acquired or
held by Borrowers or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                           (d) Liens incurred in connection with the extension,
renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

                           (e) Mechanics', materialmen's, warehousemen's and
similar statutory liens created in the ordinary course of business; and

                           (f) Liens related to judgments pending discharge in
accordance with section 8.8.

                           "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                           "Prime Rate" means the variable rate of interest, per
annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                           "Prime Rate Advances" means any Advances or any
portion thereof, on which interest is payable based on the Prime Rate in accordance with the terms hereof.

                           "Prime Rate Extensions" means any Prime Rate Advances
or any portion thereof bearing interest at a rate based on the Prime Rate.

                           "Quick Assets" means, at any date as of which the
amount thereof shall be determined, the unrestricted cash and cash-equivalents, accounts receivable and investments with maturities not to exceed 90 days, of Borrowers determined on a consolidated basis in accordance with GAAP.

                           "Real Property" refers to the real property held of
record by Parent and commonly referred to as (i) 8888-8892 Balboa Boulevard, San Diego, California 92123, and (ii) 5200 Sigstrom Drive, Carson City, Nevada.

                           "Reserve Requirement" means, for any Interest Period,
the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

                           "Responsible Officer" means each of the Chief
Executive Officer, the Chief Financial Officer and the VP-General Counsel of Parent.

                           "Revolving Facility" means the facility under which
Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

                           "Revolving Maturity Date" means May 30, 2002.

                           "Schedule" means the schedule of exceptions attached
hereto, if any.

                           "Shares" means (i) sixty-six and two-thirds percent
(66-2/3%) of the issued and outstanding capital stock owned or held of record by any Borrower in any Subsidiary of any Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock owned or held of record by any Borrower in any Subsidiary of any Borrower which is an entity organized under the laws of the United States or any territory thereof.

                           "Subordinated Debt" means any debt incurred by any
Borrower that is subordinated to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by such Borrower and Bank). "Subsidiary" means any corporation or partnership in which
(i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by any Borrower, either directly or through an Affiliate.

                           "Systems Division" means Maxwell Technologies Systems
Division, Inc.

                           "Tangible Net Worth" means at any date as of which
the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Parent minus intangible assets, debts owing from Affiliates, officers, shareholders or directors of Borrowers, plus Subordinated Debt, all determined on a consolidated basis in accordance with GAAP.

                           "Total Liabilities" means at any date as of which the
amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness.

                           "Trademarks" means any trademark and servicemark
rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1      CREDIT EXTENSIONS.

                           Borrowers promise to pay when due to the order of
Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                           (a) REVOLVING ADVANCES.

                                    (i) Subject to and upon the terms and
conditions of this Agreement and as long as no default or Event of Default has occurred and is continuing, Parent may request Advances in an aggregate outstanding amount of (1) unless and until (x) the Borrowers reach quarterly profitability on a consolidated basis (excluding one-time gains) and (y) completion of the sale of all or substantially all of the assets of Systems Division, the lesser of (i) the Committed Revolving Line, and (ii) the Borrowing Base; and (2) thereafter, the Committed Revolving Line; in any event MINUS the sum of (w) the then outstanding principal balance of the Advances, (x) the aggregate face amount of any outstanding Letters of Credit (including any drawn but unreimbursed Letters of Credit) (y) Advances under the Credit Card Sublimit and (z) amounts outstanding under the Foreign Exchange Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

                                    (ii) Whenever Borrowers desire an Advance,
Parent will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that a Prime Rate Advance is to be made, and 3:00 p.m. Pacific time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of EXHIBIT B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Parent's deposit account.

                         Each such notice shall specify:

                                    a) the date such Advance is to be made,
which shall be a Business Day;

                                    b) the amount of such Advance;

                                    c) whether such Advance is to be a Prime
Rate Advance or a LIBOR Rate Advance; and

                                    d) if the Advance is to be a LIBOR Rate
Advance, the Interest Period for such Advance.

                                    Each written request for an Advance, and
each confirmation of a telephone request for such an Advance, shall be in substantially the form of EXHIBIT B-1 hereto executed by Parent.

                                    (iii) PRIME RATE ADVANCES. The outstanding
principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to one percent (1.0%) above the Prime Rate. Borrowers shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.

                                    (iv) LIBOR RATE ADVANCES. Each LIBOR Rate
Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus three percent (3%) for such LIBOR Rate Advance. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and
(ii) on the Revolving Maturity Date.

                                    (v) PREPAYMENT OF THE ADVANCES. Borrowers
may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than One Hundred Thousand Dollars ($100,000). Each prepayment shall be made upon the irrevocable written or telephone notice of any Borrower received by Bank not later than 10:00 a.m. Pacific time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.7.

                           (b) LETTER OF CREDIT SUBLIMIT.

                                    (i) Subject to the terms and conditions of
this Agreement, from the Closing Date through the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit (each a "Letter of Credit," collectively, the "Letters of Credit") for the account of any Borrower in an aggregate face amount not to exceed (A) the lesser of the Committed Revolving Line or the Borrowing Base, MINUS the sum of (w) the then outstanding principal balance of the Advances, (x) the aggregate face amount of any outstanding Letters of Credit (including any drawn but unreimbursed Letters of Credit), (y) Advances under the Credit Card Sublimit and (z) amounts outstanding under the Foreign Exchange Sublimit, OR (B) Five Million Dollars ($5,000,000) (the "Letter of Credit Sublimit"). Each such Letter of Credit shall be renewable annually and shall have an expiration date no later than the Revolving Maturity Date. Repayment of any Letter of Credit having an expiration date later than the Revolving Maturity Date shall be secured by cash on deposit with Bank in the full face amount of such Letter of Credit. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement. All amounts actually paid by Bank in respect of a Letter of Credit shall, when paid, constitute an Advance under this Agreement.

                                    (ii) The obligation of Borrowers to
immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                           (c) CREDIT CARD SUBLIMIT. Subject to the terms and
conditions of this Agreement, from the Closing Date through the Revolving Maturity Date, Bank agrees to issue or cause to be issued corporate credit cards for the executives of Borrowers in an aggregate credit limit not to exceed (A) the lesser of the Committed Revolving Line or the Borrowing Base, MINUS the sum of (w) the then outstanding principal balance of the Advances, (x) the aggregate face amount of any outstanding Letters of Credit (including any drawn but unreimbursed Letters of Credit), (y) Advances under the Credit Card Sublimit and
(z) amounts outstanding under the Foreign Exchange Sublimit, OR (B) One Million Dollars ($1,000,000) (the "Credit Card Sublimit"). The terms and conditions (including repayment and fees) of such Credit Card Sublimit shall be subject to the terms and conditions of the Bank's standard forms of application and agreement for corporate credit card(s), which Borrowers hereby agree to execute.

                           (d) FOREIGN EXCHANGE SUBLIMIT. Subject to the terms
and conditions of this Agreement, from the Closing Date through the Revolving Maturity Date, Borrowers may enter in foreign exchange forward contracts with the Bank under which Borrowers commit to purchase from or sell to Bank a set amount of foreign currency more than one (1) Business Day after the contract date (each, a "FX Forward Contract") in an aggregate amount not to exceed (A) the lesser of the Committed Revolving Line or the Borrowing Base, MINUS the sum of (w) the then outstanding principal balance of the Advances, (x) the aggregate face amount of any outstanding Letters of Credit (including any drawn but unreimbursed Letters of Credit), (y) Advances under the Credit Card Sublimit and
(z) ten percent (10%) of the face amount of the foreign exchange instrument, OR
(B) Three Million Dollars ($3,000,000) (the "Foreign Exchange Sublimit"). Bank may terminate the FX Forward Contracts if an Event of Default occurs. The terms and conditions (including repayment and fees) of such FX Forward Contracts shall be subject to the terms and conditions of the Bank's standard forms of application and agreement for FX Forward Contracts, which Borrowers hereby agree to execute.

                           (e) BRIDGE ADVANCE.

                                    (i) Subject to and upon the terms and
conditions of this Agreement, upon the Closing Date, Parent may request and Bank will provide Parent an advance (the "Bridge Advance") in an aggregate outstanding amount not to exceed the Bridge Loan. The principal amount of and all accrued interest on the Bridge Advance shall be immediately due and payable on the Bridge Maturity Date. The Bridge Advance, once repaid, may not be reborrowed. Borrowers may prepay the Bridge Advance without penalty or premium.

                                    (ii) Whenever Parent desires the Bridge
Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Bridge Advance is to be made. Such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-3 hereto. Bank is authorized to make the Bridge Advance under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of the Bridge Advance made under this Section 2.1(e) to Parent's deposit account.

                                    (iii) Upon the sale of all or a portion of
the assets of the Systems Division outside the ordinary course of business, Borrower shall immediately apply the net proceeds, after payment of or provision for retained liabilities and minority shareholders interests not to exceed Four Million Dollars ($4,000,000) in the aggregate, received therefrom to satisfy the corresponding amount of first, the accrued interest on and second, the principal amount of the Bridge Loan.

                                    (iv) If Borrower does not sell all or
substantially all of the assets of the Systems Division, and is therefore unable to repay the Bridge Loan on or before the Bridge Maturity Date, Borrowers and Bank will discuss the terms under which Bank may refinance the Bridge Loan.

                  2.2 OVERADVANCES. If at any time the availability of Advances hereunder is subject to the Borrowing Base, the outstanding Advances under Section 2.1(a), PLUS the Letter of Credit Sublimit, the Credit Card Sublimit and the Foreign Exchange Sublimit, exceed the lesser of the Borrowing Base or the Committed Revolving Line, Borrowers shall immediately pay Bank, in cash, the amount of such excess.

                  2.3      INTEREST RATES, PAYMENTS, AND CALCULATIONS.

                           (a) INTEREST RATES. Except as set forth in Section
2.3(b), the Bridge Advance shall bear interest, on the outstanding daily balance thereof, at a rate equal to one and one-half percent (1.50%) above the Prime Rate.

                           (b) DEFAULT RATE. All Obligations shall bear
interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of an Event of Default.

                           (c) PAYMENTS. Interest hereunder shall be due and
payable on the last calendar day of each month during the term hereof. Bank shall charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers' deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Bank shall deliver to Parent statements of account in the ordinary course of business reflecting charges made hereunder.

                           (d) COMPUTATION. In the event the Prime Rate is
changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                  2.4 CREDITING PAYMENTS. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                  2.5      FEES. Borrowers shall pay to Bank the following:

                           (a) FACILITY FEES. On account of the Revolving
Facility, Borrowers shall pay to Bank a fee equal to (i) $15,000, which fee shall be due and payable and shall be fully earned and nonrefundable as of the Closing Date; and (ii) one quarter of one percent (0.25%) per annum of the difference between the Revolving Committed Line and the average daily outstanding balance in any fiscal quarter under the Revolving Committed Line, which fee shall be payable within five (5) days of the last day of such fiscal quarter. On account of any Letter of Credit, one and one half percent (1.50%) per annum of the face amount of each Letter of Credit, whether or not drawn. On account of the Bridge Loan, Borrowers shall pay Bank a fee equal to Thirty Seven Thousand Five Hundred Dollars ($37,500), which fee shall be due and payable and shall be fully earned and nonrefundable as of the Closing Date.

                           (b) BANK EXPENSES. On the Closing Date, all Bank
Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

                  2.6      CONVERSION/CONTINUATION OF EXTENSIONS.

                           (i) Parent may from time to time submit in writing a
request that Prime Rate Extensions be converted to LIBOR Rate Extensions or that any existing LIBOR Rate Extensions continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Extensions which will constitute LIBOR Rate Extensions (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Extensions. Each written request for a conversion to a LIBOR Rate Extension or a continuation of a LIBOR Rate Extension shall be substantially in the form of a Libor Rate Conversion/Continuation Certificate as set forth on EXHIBIT B-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Parent, such Prime Rate Extensions shall be converted to LIBOR Rate Extensions or such LIBOR Rate Extensions shall continue, as the case may be provided that:

                                    a) no Event of Default or event which with
notice or passage of time or both would constitute an Event of Default exists;

                                    b) no party hereto shall have sent any
notice of termination of the Agreement;

                                    c) Parent shall have complied with such
customary procedures as Bank has established from time to time for Parent's requests for LIBOR Rate Extensions;

                                    d) the amount of a LIBOR Rate Extension
shall be $500,000 or such greater amount which is an integral multiple of $500,000; and

                                    e) Bank shall have determined that the
Interest Period or LIBOR Rate is available to Bank as of the date of the request for such LIBOR Rate Extension.

         Any request by Parent to convert Prime Rate Extensions to LIBOR Rate Extensions or continue any existing LIBOR Rate Extensions shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Extensions.

                           (ii) Any LIBOR Rate Extensions shall automatically
convert to Prime Rate Extensions upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Extension at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Extensions shall, at Bank's option, convert to Prime Rate Extensions in the event that an Event of Default shall exist. Borrowers shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Extensions to Prime Rate Extensions pursuant to any of the foregoing.

                  2.7 ADDITIONAL REQUIREMENTS/PROVISIONS REGARDING LIBOR RATE EXTENSIONS.

                           (i) If for any reason (including voluntary or
mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Extension prior to the last day of the Interest Period for such LIBOR Rate Extension, Borrowers shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank. Bank's determination as to such amount shall be conclusive absent manifest error.

                           (ii) Borrowers shall pay to Bank, upon demand by
Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change that:

                                    a) changes the basis of taxation of any
amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office); or

                                    b) imposes or modifies any reserve, special
deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Credit Extensions or any deposits referred to in the definition of "LIBOR Base Rate"); or

                                    c) imposes any other material condition
affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Parent of any event occurring after the date of the Agreement that will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Parent with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.6. Determinations and allocations by Bank for purposes of this Section 2.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions or of making or maintaining Credit Extensions or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

                           (iii) Borrowers shall pay to Bank, upon the request
of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrowers to borrow a LIBOR Rate Extension on the date for such borrowing specified in the relevant notice of borrowing hereunder.

                           (iv) If Bank shall determine that the adoption or
implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

                           (v) If at any time Bank, in its sole and absolute
discretion, determines that: (i) the amount of the LIBOR Rate Extensions for periods equal to the corresponding Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Extension, then Bank shall promptly give notice thereof to Parent, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Extensions shall terminate, unless Bank and Parent agree in writing to a different interest rate applicable to LIBOR Rate Extensions. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.6(a)).

                  2.8 TERM. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations are outstanding. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

         3.       CONDITIONS OF LOANS.

                  3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                           (a) this Agreement;

                           (b) a certificate of the Secretary of each of the
Borrowers with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                           (c) a financing statement (Form UCC-1) from each
Borrower for the state of such Borrower's formation and the location of such Borrower's assets;

                           (d) termination statements from Sanwa Bank,
terminating Sanwa Bank's interests in all real and personal property assets of Borrowers, such termination statements to be delivered concurrently with full repayment of amounts owed to Sanwa Bank;

                           (e) an intellectual property security agreement from
each Borrower;

                           (f) the certificate(s) or other evidence for the
Shares, accompanied by an instrument of assignment duly executed in blank by the appropriate Borrower;

                           (g) Non-Encumbrance Agreements, for recordation with
respect to the Real Property;

                           (h) an opinion of counsel for the Borrowers;

                           (i) an agreement to provide insurance;

                           (j) payment of the fees and Bank Expenses then due
specified in Section 2.5 hereof;

                           (k) an audit of the Collateral, the results of which
shall be satisfactory to Bank; and

                           (l) such other documents, and completion of such
other matters, as Bank may reasonably deem necessary or appropriate.

                  3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                           (a) timely receipt by Bank of the Payment/Advance
Form as provided in Section 2.1; and

                           (b) the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

         4.       CREATION OF SECURITY INTEREST.

                  4.1 GRANT OF SECURITY INTEREST. Borrowers grant and pledge to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except as set forth in the Schedule and except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

                  4.2 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                  4.3 RIGHT TO INSPECT. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers' usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers' Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of, or any other matter relating to, the Collateral.

                  4.4 PLEDGE OF COLLATERAL. Each Borrower which is the owner of Shares hereby pledges, assigns and grants to Bank a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the Closing Date, the certificate or certificates, where available, for the Shares shall be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by the respective Borrower. Each such Borrower shall cause the books of each entity whose shares are part of the Collateral and are not represented by certificates to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such Shares to be issued in the name of Bank or its transferee. The respective Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank's security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, the respective Borrowers shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

                  4.5 GRANT OF SECURITY INTEREST IN REAL PROPERTY. In the event a sale or sales of all or substantially all the assets of the Systems Division is not closed by the Bridge Maturity Date and the Bridge Loan remains outstanding, Parent shall execute and deliver to Bank, in form and content satisfactory to Bank and sufficient for recordation, Deeds of Trust with respect to the Real Property and, in such event, Parent shall grant to Bank first in priority security interests, except for Permitted Liens, with respect to the Real Property.

         5.       REPRESENTATIONS AND WARRANTIES.

                  Each Borrower represents and warrants as follows:

                  5.1 DUE ORGANIZATION AND QUALIFICATION. Borrower and each Subsidiary is an entity duly existing under the laws of its country or state of formation and qualified and licensed to do business in any country or state in which the conduct of its business or its ownership of property requires that it be so qualified, except for those countries or states where such failure to qualify would not have a Material Adverse Effect.

                  5.2 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                  5.3 NO PRIOR ENCUMBRANCES. To the best of its knowledge, Borrower has good and indefeasible title to its Collateral, free and clear of Liens, except for Permitted Liens.

                  5.4 BONA FIDE ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been shipped to the account debtor or to the account debtor's agent for immediate shipment to and in anticipation of unconditional acceptance (subject only to commercially available trade terms and warranties) by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

                  5.5 MERCHANTABLE INVENTORY. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

                  5.6 INTELLECTUAL PROPERTY COLLATERAL. Borrower is the owner of the Intellectual Property Collateral, except for licenses granted by Borrower in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower's rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

                  5.7 NAME; LOCATION OF CHIEF EXECUTIVE OFFICE. Except as disclosed in the Schedule, Borrower has not done business under any name within the last five years other than that specified on the signature page hereof. The chief executive office of Parent is located at the address indicated in Section 10 hereof.

                  5.8 LITIGATION. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

                  5.9 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements related to Borrowers and any Subsidiaries that are delivered by Borrowers to Bank fairly present in all material respects Borrowers' consolidated financial condition as of the date thereof and Borrowers' consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

                  5.10 SOLVENCY, PAYMENT OF DEBTS. Borrowers, on a consolidated basis, are solvent and able to pay their debts (including trade debts) as they mature.

                  5.11 REGULATORY COMPLIANCE. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, which violations could have a Material Adverse Effect.

                  5.12 ENVIRONMENTAL CONDITION. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance in violation of applicable law, except for such violations which would not have a Material Adverse Effect; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment, which has not been resolved to the satisfaction of the regulatory agency.

                  5.13 TAXES. To the best of its knowledge, Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein.

                  5.14 SUBSIDIARIES. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                  5.15 GOVERNMENT CONSENTS. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

                  5.16 FULL DISCLOSURE. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

                  5.17 SHARES. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. Except as set forth on the Schedule, there are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To the best of Borrower's knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

         6.       AFFIRMATIVE COVENANTS.

                  Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower (except as indicated otherwise) shall do all of the following:

                  6.1 GOOD STANDING. Borrower shall maintain its and each of its Subsidiaries' corporate existence in its jurisdiction of incorporation, except as a result of mergers or other corporate changes permitted herein, and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                  6.2 GOVERNMENT COMPLIANCE. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, except for noncompliances with which would not have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                  6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Parent shall deliver to Bank: (a) as soon as available, but in any event within thirty
(30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrowers' consolidated operations during such period, certified by a Responsible Officer;
(b) as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, company prepared consolidated and consolidating financial statements covering Borrowers' consolidated operations during such period, certified by a Responsible Officer; (c) as soon as available, but in any event within ninety (90) days after the end of Borrowers' fiscal year, audited consolidated financial statements of Parent prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of Ernst & Young LLP or other independent certified public accounting firm reasonably acceptable to Bank; (d) copies of all statements, reports and notices sent or made available generally by any Borrower to its security holders or to any holders of Subordinated Debt and, within five (5) days of filing, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions filed against any Borrower or any Subsidiary that could result in damages or costs to any Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrowers in the ordinary course of business; and (g) within thirty (30) days of February 1 and August 1 of each year in which any Obligations are outstanding, unless an Event of Default has occurred and is continuing, a report signed by Borrowers, in form reasonably acceptable to Bank, listing any applications or registrations that any Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrowers' intellectual property, including but not limited to any subsequent ownership right of

Borrowers in or to any Trademark, Patent or Copyright not specified in EXHIBITS A, B, and C of the Intellectual Property Security Agreements delivered to Bank by each Borrower in connection with this Agreement.

         Within thirty (30) days after the last day of each month in which Bank's Credit Extensions are limited by the Borrowing Base, Parent shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of EXHIBIT C hereto, together with aged listings of accounts receivable and accounts payable.

         Parent shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of EXHIBIT D hereto.

         Bank shall have a right from time to time hereafter to audit Borrowers' Accounts and appraise Collateral at Borrowers' expense, provided that such audits will not be conducted more frequently than semi-annually unless an Event of Default has occurred and is continuing.

                  6.4 INVENTORY; RETURNS. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, substantially as such practices exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

                  6.5 TAXES. Borrower shall make, and shall cause each U.S. Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law. Borrower will make, and will cause each U.S. Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                  6.6      INSURANCE.

                           (a) Borrower, at its expense, shall keep the
Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral and the Real Property in amounts and of a type that are customary to businesses similar to Borrower's. Bank agrees that Borrowers' existing policies of insurance satisfy these requirements.

                           (b) All replacement policies of insurance shall be in
such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefore. If the event giving rise to the payment of insurance proceeds could have a Material Adverse Effect, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                  6.7 PRINCIPAL DEPOSITORY. Borrower shall maintain its principal depository and operating accounts with Bank.

                  6.8 QUICK RATIO. Borrowers shall maintain, as of the last day of each calendar quarter beginning with the quarter ending March 31, 2001, a ratio of Quick Assets to Current Liabilities of at least 0.65 to 1.00.

                  6.9 TOTAL LIABILITIES-TANGIBLE NET WORTH. Borrowers shall maintain, as of the last day of each calendar quarter beginning with the quarter ending March 31, 2001, a ratio of Total Liabilities to Tangible Net Worth of not more than 0.75 to 1.00.

                  6.10 TANGIBLE NET WORTH. Borrowers shall maintain, as of the last day of each calendar quarter beginning with the quarter ending March 31, 2001, a Tangible Net Worth of not less than (i) Sixty Million Dollars ($60,000,000) prior to the sale of all or substantially all the assets of Systems Division and, (ii) Sixty Three Million Dollars ($63,000,000) after the sale of all or substantially all the assets of Systems Division, in each case to increase by (x) fifty percent (50%) of net income, and (y) seventy five percent (75%) of net proceeds received by Parent in connection with the sale or issuance of Parent's equity securities after the Closing Date.

                  6.11 PROFITABILITY. Borrowers shall report a minimum consolidated net income of One Million Dollars for the fourth quarter of 2001, and shall not suffer a consolidated net loss in fiscal year 2001 in excess of $1,250,000 (excluding any net gain on the sale of any discontinued operation and any Extraordinary Items (as defined in accordance with GAAP)). Upon achieving quarterly profitability (excluding any net gain on the sale of any discontinued operation and any Extraordinary Items (as defined in accordance with GAAP)), Borrowers must maintain quarterly consolidated net income thereafter.

                  6.12 NO MATERIAL DIFFERENCE IN FINANCIAL STATEMENTS. The final audit of the Borrowers prepared by Ernst & Young for the fiscal year ended December 31, 2000 shall not be materially different than the draft audit of the Borrowers prepared by Ernst & Young for the same period.

                  6.13     REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

                           (a) Borrower shall register or cause to be registered
on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on EXHIBITS A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, within thirty (30) days of the date of this Agreement, (ii) all material registerable intellectual property rights Borrower has developed as of the date of this Agreement but heretofore failed to register, within thirty (30) days of the date of this Agreement and (iii) those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product and deemed to be material with respect to such product, prior to the sale or licensing of such product to any third party, (including without limitation major revisions or additions to the intellectual property rights listed on such EXHIBITS A, B and C). Borrower shall give Bank notice of all such applications or registrations pursuant to Section
6.3 (g).

                           (b) Borrower shall execute and deliver such
additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

                           (c) With respect to those Trademarks, Patents and
Copyrights deemed to be material by Borrower, Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

                           (d) Bank may audit Borrower's Intellectual Property
Collateral to confirm compliance with this Section 6.13, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this
Section 6.13 to take but which Borrower
fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.13.

                  6.14 FURTHER ASSURANCES. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7.       NEGATIVE COVENANTS.

                  Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will do any of the following:

                  7.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of property in the ordinary course of business; (ii) Transfers or grants of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of surplus, worn-out or obsolete Equipment; (iv) the sale of all or substantially all assets of Systems Division; (v) Transfers to any Borrower; (vi) Transfers permitted by 7.9
(iv); (vii) leases of surplus real property or leasehold interests; (viii) Transfers of real property after the Bridge Loan has been paid in full; or (ix) other transfers to third parties not to exceed Two Million Dollars ($2,000,000) (U.S.) in the aggregate at any time.

                  7.2 CHANGE IN BUSINESS. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Parent will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

                  7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than: (i) mergers or consolidations between or among Borrowers; (ii) mergers or consolidations between or among Foreign Subsidiaries of Borrowers; or
(iii) mergers or consolidations permitted under subsection (g) of the defined term Permitted Investments.

                  7.4 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                  7.5 ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                  7.6 DISTRIBUTIONS. Other than between or among the Borrowers, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (i) Borrower may repurchase the stock of current and former employees pursuant to stock repurchase and restricted stock agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; and (ii) Borrower may discharge its obligation to satisfy certain existing put rights of former shareholders of Gateworks Corporation.

                  7.7 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                  7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into any material transaction with any Affiliate of Borrower except for transactions with any other Borrower and transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms.

                  7.9 TRANSACTIONS WITH FOREIGN AFFILIATES. Transfer any assets or consideration to Foreign Subsidiaries, except for (i) Permitted Indebtedness, (ii) Permitted Investments, and (iii) other transfers of domestic assets not to exceed Two Million Dollars ($2,000,000) (U.S.) in the aggregate outstanding at any time.

                  7.10 SUBORDINATED DEBT. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                  7.11 INVENTORY AND EQUIPMENT. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory; provided, however, that Borrower may store non-material inventory offsite and may deposit software code in escrow for customers in the ordinary course of business. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the locations set forth in the Schedule and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

                  7.12 COMPLIANCE. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                  7.13 INTELLECTUAL PROPERTY AGREEMENTS. Borrower shall use best efforts not to permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Borrower's rights and interests in any material property included within the definition of the Intellectual Property Collateral acquired under such contracts.

                  7.14 NEGATIVE PLEDGE/NEGATIVE PLEDGE AGREEMENTS. Except in the ordinary course of business, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, encumber or permit the inclusion in any contract to which any Borrower becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower's rights and interests in the Collateral or the Real Property.

                  7.15 REAL PROPERTY DEEDS OF TRUST. Fail to perform its obligations or otherwise perform its duties under any Deed of Trust granted to Bank with respect to the Real Property.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an Event of Default under this Agreement:

                  8.1 PAYMENT DEFAULT. If a Borrower fails to pay within five (5) calendar days of the date when due, any of the Obligations;

                  8.2 COVENANT DEFAULT. If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by a Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then a Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

                  8.3 MATERIAL ADVERSE CHANGE. If there occurs a Material Adverse Effect, if Bank reasonably determines that a Borrower is likely to fail to comply with any of the financial covenants set forth in Sections 6.8 through
6.11 as of any date of measurement, or a material impairment of the value or priority of Bank's security interests in the Collateral;

                  8.4 ATTACHMENT. If any material portion of Borrowers' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of Borrowers' business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrowers' assets, or if a notice of lien, levy, or assessment is filed of record with respect to a material portion of Borrowers' assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be required to be made during such cure period);

                  8.5 INSOLVENCY. If Borrowers, on a consolidated basis, become insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

                  8.6 OTHER AGREEMENTS. If there is a default in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness that could have a Material Adverse Effect;

                  8.7 JUDGMENTS. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

                  8.8 MISREPRESENTATIONS. If any material misrepresentation or material misstatement exists as of the closing date in any warranty or representation set forth herein or in any certificate delivered to Bank as of delivery date by any Responsible Officer pursuant to this Agreement.

                  8.9 DEEDS OF TRUST. If Parent fails to perform its obligations or otherwise perform its duties under any Deed of Trust granted to Bank with respect to the Real Property, following any grace or cure period provided by such Deed of Trust.

         9.       BANK'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

                           (a) Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                           (b) Cease advancing money or extending credit to or
for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;

                           (c) Settle or adjust disputes and claims directly
with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                           (d) Make such payments and do such acts as Bank
considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower's owned premises, Borrowers hereby grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                           (e) Set off and apply to the Obligations any and all
(i) balances and deposits of Borrowers held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

                           (f) Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrowers' rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                           (g) Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                           (h) Bank may credit bid and purchase at any public
sale; and

                           (i) Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrowers.

                  9.2 POWER OF ATTORNEY. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrowers' true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse any Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign any Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to any Borrower's policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between any Borrower and Bank without first obtaining such Borrower's approval of or signature to such modification by amending EXHIBITS A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by such Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which such Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of any Borrower where permitted by law; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of any Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. Bank shall provide Parent notice of any action taken with respect to
Section 4.2. The appointment of Bank as Borrowers' attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                  9.3 ACCOUNTS COLLECTION. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to any Borrower of Bank's security interest in such funds and verify the amount of such Account. Upon the occurrence and during the continuance of an Event of Default, Borrowers shall collect all amounts owing to any Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

                  9.4 BANK EXPENSES. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                  9.5 BANK'S LIABILITY FOR COLLATERAL. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

                  9.6 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                  9.7 DEMAND; PROTEST. Other than notices provided for or related to this Agreement, Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Borrower may in any way be liable.

         10.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Parent or to Bank, as the case may be, at its addresses set forth below:

                  If to Borrowers:          c/o MAXWELL TECHNOLOGIES, INC.
                                            9244 Balboa Avenue
                                            San Diego, California 92123
                                            Attn: Chief Financial Officer
                                            Fax: (858) 277-6754

                  If to Bank:               Comerica Bank-California
                                            600 B Street, 1st Floor
                                            San Diego, CA 92101
                                            Attn:  Craig Nelson
                                            FAX: (619) 687-5310

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.      CO-BORROWERS.

                  11.1 PRIMARY OBLIGATION. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Advances were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms, Borrowing Base Certificates and Compliance Certificates.

                  11.2 ENFORCEMENT OF RIGHTS. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

                  11.3 BORROWERS AS AGENTS. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower's authority to act for or on behalf of Borrower.

                  11.4 SUBROGATION AND SIMILAR RIGHTS. Notwithstanding any other provision of this Agreement or any other Loan Document, as long as Bank's commitment to make Credit Extensions exists hereunder or any Obligations are or in the future could be outstanding, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 11.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 11.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

                  11.5 WAIVERS OF NOTICE. Each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower's risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other

Borrower. Bank's failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower's risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

                  11.6 SUBROGATION DEFENSES. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

                  11.7     RIGHT TO SETTLE, RELEASE.

                           (a) The liability of Borrowers hereunder shall not be
diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

                           (b) Without notice to any Borrower and without
affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

         12.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the nonexclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         13.      GENERAL PROVISIONS.

                  13.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right with the consent of or notice to any

Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

                  13.2 INDEMNIFICATION. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                  13.3 TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

                  13.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  13.5 AMENDMENTS IN WRITING, INTEGRATION. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

                  13.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                  13.7 SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                           MAXWELL TECHNOLOGIES, INC.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Chief Financial Officer
                                                 -------------------------------

                                           MAXWELL ELECTRONIC COMPONENTS
                                           GROUP, INC.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Chief Financial Officer
                                                 -------------------------------

                                           I-BUS/PHOENIX, INC.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Chief Financial Officer
                                                 -------------------------------

                                           PUREPULSE TECHNOLOGIES, INC.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                           MAXWELL TECHNOLOGIES SYSTEMS
                                           DIVISION, INC.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Chief Financial Officer
                                                 -------------------------------

                                           MML ACQUISITION CORP.


                                           By: /s/ Vickie L. Capps
                                               ---------------------------------
                                           Title: Chief Financial Officer
                                                 -------------------------------

                                           COMERICA BANK-CALIFORNIA


                                           By: Craig Nelson
                                               ---------------------------------
                                           Title: Vice President
                                                 -------------------------------